Exhibit 10.9B

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (“Second Amendment”) dated May 14, 2010 (“Agreement Date”) and effective May 1, 2010 (“Effective Date”) shall be deemed to amend that certain Lease Agreement dated March 1, 2008, as amended by that certain First Amendment to Lease Agreement dated March 17, 2008 (collectively, the “Lease”), between BOMIN2O35M LLC, an Arizona limited liability company, (the “Landlord”) and LIFELOCK, INC., an Arizona corporation (the “Tenant”).

AGREEMENT:

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree to amend the Lease, as follows:

1.	Fundamental Lease Provisions Sections (h), (i) and (j). Sections (h), (i) and (j) of the Fundamental Lease Provisions are deleted in their entirety and replaced with the following:

(h) Term:	Six (6) years and one (1) month

Tenant shall have two (2), one (1) year renewal options (each a “Renewal Option,” collectively, the “Renewal Options”) for the Premises. Each Renewal Option shall be exercised by written notice no later than six (6) months prior to the expiration of the Initial Term or the then current Term, as applicable. The Annual Base Rent for any Renewal Option shall be equal to the Annual Base Rental amount at the time the Initial Term ends.

(i) Expiration Date:	Six (6) years and one (1) month after the Commencement Date

(j) Annual Base Rent:	$30,000 per month for months 1 through 12 (March 2008 – February 2009)

$30,600 per month for months 13 through 24 (March 2009 – February 2010)

$31,212 per month for months 25 through 26 (March 2010 – April 2010)

$19,270 per month for months 27 through 36 (May 2010 – February 2011)

$19,655 per month for months 37 through 48 (March 2011 – February 2012)

$20,000 per month for months 49 through 60 (March 2012 – February 2013)

$20,400 per month for months 61 through 73 (March 2013 – March 2014)

2.	Fundamental Lease Provision Section (m). Section (m) of the Fundamental Lease Provisions is deleted in its entirety and replaced with the following:

(m) Security Deposit:	$150,000 in a non-interest bearing account. $75,000 of the Security Deposit shall be returned to Tenant upon exercise of its initial Renewal Option.

3.	Fundamental Lease Provision Section (s). Section (s) of the Fundamental Lease Provisions pertaining to Early Termination is deleted in its entirety and replaced with the following:

(s) Deleted.

4.	Section 3. The introductory paragraph of Section 3 is deleted in its entirety and replaced with the following:

3. TERM AND TERMINATION OF THE LEASE. The Term shall be for six (6) years and one (1) month from the Commencement Date. If the Commencement Date of this Lease is other than the first day of a calendar month, the Lease Term shall expire on the last day of the calendar month that is one (1) month after the month containing the sixth (6th) anniversary of the Commencement Date.

5.	Section 3(e). This Section is deleted in its entirety and replaced with the following:

3(e). Deleted.

6.	Sections 4(a) and 4(b). Sections 4(a) and 4(b) are deleted in their entirety and replaced with the following:

4 (a). Base Rent Rate. Tenant covenants and agrees to pay to Landlord, as rental for the Premises an “Annual Base Rental” in an amount equal to twelve (12) multiplied by the “Monthly Base Rental” as follows: $30,000 per month for months 1 through 12, $30,600 for months 13 through 24, $31,212 for months 25 through 26, $19,270 for months 27 through 36, $19,655 for months 37 through 48, $20,000 for months 49 through 60, $20,400 for months 61 through 73 payable in advance in monthly installments on the first day of each full calendar month during the term, the first such payment to include rent prorated on a daily basis for the period, if any, from the date of the Commencement Date to the first day of the first full calendar month in the term. The Parties acknowledge and agree that the Monthly Base Rental was calculated based upon 25,000 rentable square feet in the Property. The parties acknowledge and agree for purposes of this Lease that the rentable square footage of the Property is 25,000 square feet regardless of the actual rentable square footage of the Property.

4 (b). Security Deposit. Upon execution of this Lease, Tenant shall pay to Landlord a security deposit equal to six (6) months Monthly Base Rental or $150,000 to be held by Landlord in a non-interest bearing account. Landlord may apply all or part of the Security Deposit to any unpaid rent or other charges due from Tenant or to cure any other defaults of Tenant. If Landlord uses any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within ten (10) days after Landlord’s written request. Tenant’s failure to do so shall be a material default under this Lease. No interest shall be paid on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts and no trust relationship is created with respect to the Security Deposit. Upon termination of the Lease Term and there is no Tenant’s default, Landlord shall refund or credit to Tenant (or Tenant’s successor) the unused portion of the Security Deposit, any advance rent or other advance payments made by Tenant to Landlord, and any amounts paid for real property taxes and other reserves which apply to any time periods after termination of the Lease. Notwithstanding the foregoing, $75,000 of the Security Deposit shall be returned to Tenant upon exercise of its initial Renewal Option.

7.

Authority . Each individual executing this Second Amendment represents and warrants that he is duly authorized to execute this document for such party and that this Second Amendment is binding upon said party in accordance with its terms.

8.

Attorney Fees. In the event of any controversy arising out of this Second Amendment, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses, including without limitation, attorneys’ fees and costs actually incurred.

9.

Continued Validity of Lease. Except as expressly amended herein, the Lease shall remain in full force and effect. The terms utilized in the Lease shall have the same meaning for terms utilized herein. In the event of any conflict or inconsistency between the terms and provisions contained in this Second Amendment and the terms and conditions contained in the Lease, this Second Amendment shall prevail.

10.

Signatures by Facsimile/Counterpart. The parties hereto agree that signatures by facsimile shall be deemed binding and that each party shall immediately forward original signed documents to the other upon transmission of signatures by facsimile. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.	Interpretation. This Second Amendment shall be interpreted in accordance with its fair meaning neither for or against either party, notwithstanding that Landlord drafted this Second Amendment.

12.	Capitalized Terms. Capitalized terms not defined herein shall have the meanings ascribed under the Lease.

13.

Construction. The parties acknowledge that each party and its counsel, if any, have reviewed and approved this Second Amendment, and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Second Amendment or any other amendments or exhibits to it or any document executed and delivered by either party in connection with this Second Amendment. All captions in this Second Amendment are for reference only and shall not be used in the interpretation of this Second Amendment or any related document. Whenever required by the context of this Second Amendment, the singular shall include the plural, the masculine shall include the feminine, and vice versa. If any provision of this Second Amendment shall be determined to be illegal or unenforceable, such determination shall not affect any other provision of this Second Amendment and all such provisions shall remain in full force and effect.

IN WITNESS WHEREOF, this Second Amendment is effective as of the Effective Date.

LANDLORD:

BoMin2O35M LLC, an Arizona Limited Liability Company

By:	/s/ Roberta Ritter
Name:	Roberta Ritter
Title:	Manager
Date:	1/11/2010

TENANT:

LifeLock, Inc., a Delaware corporation

By:	/s/ Edward LaCasse
Name:	Edward LaCasse
Title:	Director of Procurement/Business Services
Date:	05/14/2010

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